Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the "Plan") is adopted as of August 1, 2009 by Business First Bank, a banking corporation organized under the laws of the State of Louisiana, hereinafter referred to as the "Plan Sponsor."

WITNESSETH:

WHEREAS, the Plan Sponsor desires to adopt an unfunded nonqualified deferred compensation plan maintained for the purposes of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

WHEREAS, the Plan Sponsor intends that each and every provision of this Plan shall be construed and interpreted for all purposes as being in compliance with all of the requirements set forth in Section 409A of the Code ("Section 409A") and the Treasury regulations issued thereunder;

NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE 1

DEFINITIONS

DEFINITION OF TERMS. The following Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

"Accrued Benefit" shall mean the dollar value of the liability accrued and expensed by the Plan Sponsor as of the date giving rise to the need for such calculation based on the Participant's Supplemental Retirement Benefit and using generally accepted accounting principles (GAAP).

"Affiliate" shall mean any business entity other than the Plan Sponsor, whether or not incorporated, (now in existence or hereafter formed or acquired) which adopts this Plan with the consent of the Plan Sponsor as reflected in Exhibit A attached hereto and with whom the Plan Sponsor would be considered a single employer under Sections 4 l 4(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of"service recipient" contained in Section 409A.

"Annual Compensation" shall mean the amount of base pay (excluding bonuses) earned from January I st to December 31st of each Calendar Year. For purposes of this Plan, Annual Compensation shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under Section 125 of the Code; or (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

"Beneficiary or Beneficiaries" shall mean the person or persons, natural or otherwise, designated by a Participant in accordance with the Plan to receive Plan benefits in the event of the death of the Participant.

"Benefit Computation Base" shall mean the average of the Participant's Annual Compensation for the three (3) Years of Service (or the actual average of the Participant's Annual Compensation if less than three Years of Service) immediately preceding the year in which an event occurs giving rise to the need for such calculation. For purposes of this Section, Annual Compensation will not continue to be taken into account following the date on which the Participant attains his or her Normal Retirement Age.

"Board" shall mean the board of director's of the Plan Sponsor, unless specifically noted otherwise.

"Calendar Year" shall mean January I through December 31.

"Cause" shall mean any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Plan Sponsor having a material value to the Plan Sponsor; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor); (iii) the Participant's conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude (excluding property crimes involving a de minimis dollar value and not related to the Plan Sponsor); (iv) the Participant's breach, neglect, refusal, or failure to materially discharge the Participant's duties (other than due to physical or mental illness) commensurate with the Participant's title and function or the Participant's failure to comply with the lawful directions of a senior managing officer of the Plan Sponsor in any such case that is not cured within fifteen (I 5) days after the Participant has received written notice thereof from such senior managing officer; or (v) any willful misconduct by the Participant which may cause substantial economic or reputation injury to the Plan Sponsor, including, but not limited to, sexual harassment.

"Change in Control" shall mean the occurrence of a Change in Control event, within the meaning of Treasury regulation §I.409A-3(i)(5) and described in any of subparagraph (a), (b), or (c), (collectively referred to as "Change in Control Events"), or any combination of the Change in Control Events. To constitute a Change in Control Event with respect to the Participant or Beneficiary, the Change in Control Event must relate to: (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable); or (iii) a corporation that is a majority shareholder of a corporation identified in clause (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in clause (i) or (ii).

(a)     Change in Ownership. A change in ownership occurs if a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the corporation, measured by voting power or value. Incremental increases in ownership by a person or group that already owns fifty percent (50%) of the corporation do not result in a change of ownership, as defined in Treasury regulation §l.409A- 3(iX5)(v).

(b)     Change in Effective Control. A change in effective control occurs if, over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the corporation; or (ii) a majority of the members of the board of directors of the ultimate parent corporation is replaced by directors not endorsed by the persons who were members of the board before the new directors' appointment, as defined in Treasury regulation § I.409A-3(i)(5)(vi).

(c)     Change in Ownership of a Substantial Portion of Comorate Assets. A change in control based on the sale of assets occurs if a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of a corporation over a twelve (12) month period. No change in control results pursuant to this subparagraph (c) if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury regulation § I .409A- 3(i)(5)(vii).

(d)     For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation § I.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

"Claimant" shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

"Code" shall mean the Internal Revenue Code of 1986 and the Treasury regulations or other authoritative guidance issued thereunder, as amended from time to time.

"Disability" or "Disabled" shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Plan Sponsor. The Administrator will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration, Railroad Retirement Board, or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury regulation § l.409A-3(i)(4) and authoritative guidance.

"Early Retirement Age" shall be the birthday on which the Participant attains the age designated as such, if any, in the Participation Agreement.

"Early Retirement Date" shall mean the later of: (a) the Early Retirement Age, or (b) the 1st day of the month following the month in which the Participant incurs a Separation from Service.

"Effective Date" shall mean August I, 2009.

"Election Form" shall mean the form or forms established, from time to time, by the Plan Administrator on which the Participant makes certain designations as required under the terms of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Plan Administrator.

"Eligible Employee" shall mean for any Plan Year (or applicable portion of a Plan Year), an Employee who is determined by the Plan Sponsor, or its designee, to be one of the Plan Sponsor's management or highly compensated employees.

"Employee" shall mean an individual who provides services to the Plan Sponsor in the capacity of a common law Employee of the Plan Sponsor.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

"Normal Retirement Age" shall be the birthday on which the Participant attains the age set forth in the Participation Agreement.

"'Normal Retirement Date" shall mean the later of: (a) the date on which the Participant attains the Normal Retirement Age, or (b) the I st day of the month following the month in which the Participant incurs a Separation from Service.

"Participant'' shall mean any Eligible Employee: (i) who is selected to participate in this Plan, (ii) who elects to participate in this Plan by signing a Participation Agreement, (iii) who completes and signs certain Election Form required by the Plan Administrator, and (iv) whose signed Election Form are accepted by the Plan Administrator or, (v) a former Eligible Employee who continues to be entitled to a benefit under this Plan.

"Participation Agreement" shall mean the Supplemental Executive Retirement Plan Participation Agreement between a Participant and Plan Sponsor which sets forth the particulars of the Participant's Supplemental Retirement Benefit and/or other benefits to which the Participant or Participant's Beneficiary may become entitled under the Plan.

"Plan" shall mean this Supplemental Executive Retirement Plan Agreement, the Participation Agreement, all Election Forms, the Trust, (if any), and any other written documents relevant to the Plan. For purposes of applying Section 409A requirements, this Plan is a non-account balance plan under Treasury regulation §1.409-1(c)(2)(i)(A).

"Plan Administrator" shall be the Plan Sponsor or its designee. If a Participant is part of a group of persons designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under this Plan. Matters solely affecting the applicable Participant will be resolved by the remaining committee members.

"Plan Sponsor" shall mean Business First Bank and any successors thereto.

"Plan Year" shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 3 I of such calendar year, and thereafter, a twelve (12) month period beginning January I of each calendar year and continuing through December 31 of such calendar year.

"Section 409A" shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

"Separate or Separation from Service" shall mean that the Participant has retired or otherwise has a termination of employment, voluntary or involuntary, with the Plan Sponsor and its Affiliates. A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide (or may provide) some services for the Plan Sponsor or its Affiliates after that date, provided that the facts and circumstances indicate that the Plan Sponsor and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Plan Sponsor, if that is less than thirty-six (36) months).. The Participant will be presumed to not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period. The Plan Sponsor may specify in the Participation Agreement a percentage greater than twenty percent (20%) and less than fifty percent (50%) upon which a Participant will be deemed to incur a Separation from Service with the Plan Sponsor. A Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Plan Sponsor. If the Participant's leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of such six (6) month period. Upon a sale or other disposition of the assets of the Plan Sponsor to an unrelated purchaser, the Plan Administrator reserves the right to the extent permitted by Treasury regulation §1.409A-l(h)(4) to determine whether the Participant is providing services to the purchaser after and in connection with the purchase transaction has experienced a Separation from Service. The Plan Administrator in determining whether the Participant incurs a Separation of Service shall take into account, among other things, the definition of "service recipient" and "employer" set forth in Treasury regulation §l.409A-I(h)(3). The Plan Administrator shall have full and final authority, to determine conclusively whether the Participant has had a Separation from Service, and the date of such Separation from Service.

"Specified Employee" shall mean a Participant who meets the definition of a "key employee" as such term is defined in Code §4l 6(i) (without regard to Section 4 l 6(i)(5)). However, the Participant is not a Specified Employee unless any stock of the Plan Sponsor is publicly traded on an established securities market or otherwise, as defined in Code §1.897-l(m). If the Participant is a key employee at any time during the twelve (12) months ending on the identification date (see below), the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the fourth month following the identification date. For purposes of this Section, the identification date is December 31. The determination of the Participant as a Specified Employee shall be made by the Plan Administrator in accordance with !RC Section 4 l6(i), the "specified employee" requirements of Section 409A.

"Taxable Year" shall mean the twelve (12) consecutive month period ending each December 31.

"Treasury Regulations" shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

"Trust" shall mean one or more trusts that may be established in accordance with the terms of this Plan.

"Trustee" shall mean the party or parties so designated from time to time pursuant to the terms of the Trust agreement, if any.

"Vested Accrued Benefit" shall mean the Accrued Benefit multiplied by a vesting schedule (if any), as defined in the Participation Agreement.

"Year of Service" shall mean each twelve (12) month period during which the Participant is employed on a full-time basis by the Plan Sponsor, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant's date of hire. A Participant's Years of Service shall begin on the Participant's date of hire. For purposes of computing the Participant's Benefit Computation Base, the Participant's Years of Service shall be calculated retrospectively from the date as of which the calculation is to be made.

ARTICLE II

Selection, Enrollment, Eligibility

2.1	Selection by Plan Sponsor.

(a)     Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Plan Sponsor, as determined by the Plan Sponsor in its sole and absolute discretion. Unless otherwise required by law, the determination of whether an Employee satisfies such standard shall be made at the time the Eligible Employee is designated as a Participant and from time to time thereafter as determined by the Plan Administrator. Subject to such guidance as may be issued by the Department of Labor, the Plan Administrator may consider the Compensation and/or duties of an Employee over a period of more than one Plan Year in determining whether such standard has been met and, with respect to initial or future participation, may consider the employee's anticipated or projected duties and rate of Compensation. An Employee who is granted a leave of absence or who is temporarily on a reduced work schedule for any reason may be considered to have the same duties and rate of Compensation as in existence prior to the cessation of full-time, active employment for such reasonable period as established by the Plan Administrator.

(b)     The initial group of Eligible Employees shall become Participants on the Effective Date. Any Eligible Employee selected, as a Plan Participant after the Effective Date, shall become a Participant on a date determined by the Plan Sponsor. If the Plan Sponsor designates an Eligible Employee as a Participant during a Plan Year, the Plan Sponsor shall notify the individual in writing of its determination and of the date during the Plan Year on which the individual shall first become a Plan Participant.

(d)      By participating in the Plan, each Participant shall be deemed to have accepted all of the terms of the Plan and to have agreed to cooperate fully with the Plan Administrator and the persons and entities engaged to provide services to the Plan. If a Participant fails or refuses to provide information requested or otherwise cooperate fully in the implementation and administration of the Plan, the Plan Administrator may exclude such person from participation in the Plan or from one or more features of the Plan

2.2     Enrollment Requirements. As a condition of participation, each selected Employee shall complete, execute, and return to the Plan Administrator a Participation Agreement and any Election Form(s) required by the Plan Administrator and within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable.

2.3     Reemployment. The reemployment of a former Participant by the Plan Sponsor shall not entitle such individual to resume participation hereunder. Such individual shall not become a Participant until the individual is again designated as an Eligible Employee as defined under the terms of the Plan. If a Participant who has experienced a Separation from Service is receiving installment distributions under the terms of this Plan and is re-employed by the Plan Sponsor, distributions due to the Participant shall not be suspended.

2.4     Eligibility; Commencement of Participation. Provided that an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Plan Administrator, the Employee shall commence participation in the Plan on the date his or her Participation Agreement is executed by the Plan Sponsor.

2.5     Termination of Participation. If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Section 201(2), 30l(a)(3) and 40l(a)(l) ofERISA, the Plan Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder on behalf of the Participant.

ARTICLE III

BENEFITS

3.1     Normal Retirement Benefit. If the Participant remains in the service of the Plan Sponsor until reaching his Normal Retirement Date, the Participant shall be entitled to the Normal Retirement Benefit in the amount, time, form, and duration defined in the Participation Agreement.

3.2     Early Retirement Benefit. If the Participant remains in the service of the Plan Sponsor until reaching his Early Retirement Date, the Participant may be entitled to an Early Retirement Benefit, if specified by the Plan Sponsor in the Participation Agreement. The Participation Agreement shall specify the amount, time, form, and duration of the Early Retirement Benefit (if any).

3.3     Death Prior to Commencement of Benefit Payments. Subject to the provisions of Section 3.1 l(e), if the Participant dies prior to commencement of benefit payments hereunder, the Participant's Beneficiary may be entitled to a Survivor Benefit, if specified in the Participation Agreement. The Participation Agreement shall specify the amount, time, form, and duration of the Survivor Benefit (if any).

3.4     Death Subsequent to Commencement of Benefit Payments. In the event the Participant dies while receiving payments, but prior to receiving all such payments due and owing hereunder, the unpaid balance of the payments shall be paid to the Participant's Beneficiary in the form and for the duration specified in the Participation Agreement.

3.5     Disability Benefit. In the event the Participant becomes Disabled prior to the commencement of benefit payments hereunder, the Participant may be entitled to receive a Disability Benefit, if specified in the Participation Agreement. The Participation Agreement shall specify the amount, time, form, and duration of the Disability Benefit (if any). If the Participant's employment is terminated pursuant to this Section, the Participant shall receive the Disability Benefit in lieu of any other benefit available under this Plan.

3.6     Separation from Service Benefit Prior to Early Retirement Age or Normal Retirement Age. If a Participant has a Separation from Service (other than for reasons of Cause, Disability, or following a Change in Control), prior to his Early Retirement Age or Normal Retirement Age, then the Participant may be entitled to a Separation from Service benefit, if specified by the Plan Sponsor in the Participation Agreement. The Participation Agreement shall specify the amount, time, form, and duration of the Separation from Service Benefit (if any). Without limiting the generality of the foregoing, the Participation Agreement may limit the availability of a Separation from Service Benefit to involuntary terminations without Cause.

3.7     Change in Control Benefit. If a Change in Control event occurs prior to the Participant attaining his or her Normal Retirement Date, the Participant may be entitled to receive a Change in Control Benefit, if specified by the Plan Sponsor in the Participation Agreement. The Participation Agreement shall specify the amount, time, form, and duration of the Change in Control Benefit (if any).

3.8     Termination for Cause Prior To Plan Retirement Date. If the Plan Sponsor terminates the Participant's employment for "Cause", then the Participant shall not be entitled to any benefits under the terms of this Agreement. In the event that subsequent to a Participant's retirement or Separation from Service for any reason, the Plan Administrator determines that Participant could have been terminated for Cause, then without limiting any other remedy available to it, the Plan Administrator may direct that any further payments to Participant or his or her Beneficiary cease.

3.9     Restriction on timing of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments under this Plan may not commence earlier than six (6) months after a Separation from Service (as described under the "Separation from Service" provision herein) if, pursuant to Section 409A, the Participant hereto is considered a Specified Employee of a publically traded company, as defined under Section 409A. In the event a distribution is delayed pursuant to this Section, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

3.10     Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Plan Sponsor (without any direct or indirect election on the part of any Participant), in accordance with the provisions of Treasury regulation §1.409A- 3U)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code Section 402(g)(l)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

3.11	Unsecured General Creditor Status of Participant.

(a)     Payment to any Participant or Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shalt have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Plan Sponsor.

(b)     In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Plan Sponsor or the Trustee of the Trust (if any) shalt be the primary owner and beneficiary of any such insurance policy or property and shalt possess and may exercise alt incidents of ownership therein. No insurance policy with regard to any director, "highly compensated employee", or "highly compensated individual" as defined in Code Section IO I (j) shalt be acquired before satisfying the Code Section IOI(j) "Notice and Consent" requirements.

(c)     In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then alt of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d)     If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant shall take such physical examinations and truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

(e)     In the event that a Participant fails to comply with (d) above or in the event that a Participant dies by suicide, and the liability of the insurance company or companies under such policy or policies is restricted as a result of such failure or suicide, then the Plan Sponsor shall thereby be released from all of its obligations under Section 3.3 above.

3.12     Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

3.13     Excise Tax Limitation. In the event that any Payment or benefit (within the meaning of Code§ 280G(b)(2) of the Code) to the Participant or for the Participant's benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or Payment of such benefit or Payment) pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant's employment with the Plan Sponsor or a Change in Control within the meaning of Code § 2800 of the Code (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code§ 4999 of the Code (the "Excise Tax"), then the Payments shall be reduced (but not below zero) but only to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code § 4999 (the "Section 4999 Limit"). To avoid the Section 4999 Limit, payments may be reduced or delayed by the Plan Sponsor in any manner approved by the Internal Revenue Service as acceptable under Section 409A. In the absence of such approval, and unless the Participant shall have given prior written notice specifying a different order to the Plan Sponsor to effectuate the foregoing limitations, the Plan Sponsor shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with Payments or benefits which are to be paid the farthest in time. No notice provided by the Participant shall be given effect unless the Plan Sponsor determines that the proposed alternative method of reduction will not adversely affect the Plan Sponsor or other Participants in the Plan, is otherwise consistent with the Plan, and the Participant accepts responsibility for any adverse tax consequences to him or her. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement, or agreement governing the Participant's rights and entitlements to any benefits or compensation.

3.14	Delay in Payment.

(a)     A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event, in accordance with Treasury regulation §1.409A-2(b)(7). The delay in the payment will not constitute a subsequent deferral election, so long as the Plan Sponsor treats all payments to similarly situated Participants on a reasonably consistent basis:

(i)     Payments subject to Section 162(m). A payment may be delayed to the extent that the Plan Sponsor reasonably anticipates that if the payment were made as scheduled, the Plan Sponsor's deduction with respect to such payment would not be permitted due to the application of Code §162(m). If a payment is delayed, such payment must be made either:

(I) during the Participant's first Taxable Year in which the Plan Sponsor reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code §162(m) or,

(2) during the period beginning with the date of the Participant's Separation from Service and ending on the later of the last day of the Taxable Year of the Plan Sponsor in which the Participant separates from service or the fifteenth (15th) day of the third (3rd) month following the Participant's Separation from Service. Where any scheduled payment to a specific Participant in an Plan Sponsor's Taxable Year is delayed in accordance with this Section, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed in accordance with this Section are also delayed. Where a payment is delayed to a date on or after the Participant's Separation from Service, the payment will be considered a payment made on account of a Separation from Service for purposes of the rules under Treasury regulation§ l.409A-3(i)(2) (regarding payments to Specified Employees upon a Separation from Service) and, in the case of a "Specified Employee" (as defined in Treasury regulation § l .409A-l(i)), the date that is six (6) months and one (I) day after the Participant's Separation from Service will be substituted for any reference to the Participant's Separation from Service in the first sentence of this paragraph.

(ii)     Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Plan Sponsor reasonably anticipates that making the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the payment will not cause such violation. Making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(iii)     Other events and conditions. An Plan Sponsor may delay a payment upon such other events and conditions as the Commissioner of the IRS may prescribe.

(iv)     Continued Viability of the Plan Sponsor. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Plan Sponsor to continue as a going concern, as provided in Treasury regulation§ l.409A-3(d).

(b)     Treatment of Payment as Made on Designated Payment Date. Each payment under this Plan is deemed made on the required payment date even if the payment is made after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the fifteenth (15th) day of the third (3rd) calendar month following the payment due date; (iii) in the case that the Plan Sponsor cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant's control (or the control of the Participant's estate), in the first calendar year in which payment is practicable; (iv) in the case that the Plan Sponsor does not have sufficient funds to make the payment without jeopardizing the Plan Sponsor's solvency, in the first calendar year in which the Plan Sponsor's funds are sufficient to make the payment.

ARTICLE IV

BENEFICIARY DESIGNATION

4.1	Designation of Beneficiaries.

(a)     Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant's death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Participant's lifetime.

(b)     In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit payment to the Participant's spouse, if then living, and if the spouse is not then living to the Participant's then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant's personal representative, executor, or administrator.

(c)     If a Participant who is not married becomes married after designating a Beneficiary hereunder, such designation shall be revoked effective on the date of such marriage unless the person so designated is the individual to whom the Participant became married. Similarly, if a Participant who is married designates his or her spouse as a Beneficiary and then becomes divorced from that spouse, such divorce shall be deemed to revoke the designation of such spouse as a beneficiary effective on the date such divorce unless such person is re-designated as a Beneficiary hereunder subsequent to the divorce.

(d)     If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Plan Sponsor may distribute the payment to the Participant's estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

4.2     Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Plan Sponsor shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE V

PLAN ADMINISTRATION

5.I Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Plan Sponsor, Participant, or Beneficiary. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under BRISA or other law, or any duty similar to any fiduciary duty under BRISA or other law.

5.2     Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)     To construe and interpret the terms and provisions of this Plan and to reconcile any inconsistency, in its sole and absolute discretion;

(b)     To compute and certify the amount payable to the Participant and his Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c)     To maintain all records that may be necessary for the administration of this Plan;

(d)     To provide for the disclosure of all information and the filing or provision of all reports and statements to the Participant, Beneficiaries, and governmental agencies as shall be required by law;

(e)     To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan so long as no such rules or procedures are not inconsistent with the terms hereof;

(t)     To administer this Plan's claims procedures;

(g)    To approve the forms and procedures for use under this Plan; and

(h)     To employ such persons or organizations, including without limitation, actuaries, attorneys, accountants, independent fiduciaries, recordkeepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Plan Administrator under the Plan.

5.3     Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

5.4     Compensation, Expenses, and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor, except to the extent that the Plan Sponsor directs that any expenses be paid from a Trust established under Article IX.

5.5     Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the compensation of its Participants, the date and circumstances of the death or Separation from Service of the Participant, and such other pertinent information as the Plan Administrator may reasonably require.

5.6     Compliance with Section 409A.

(a)     It is intended that the Plan comply with the provisions of Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to the Participant or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent.

(b)     Any reference in this Plan to Section 409A will also include any final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the fnternal Revenue Service. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be pennitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of the Participant or Beneficiary under Section 409A(a)(l) of the Code.

ARTICLE VI

PLAN AMENDMENT

6.1     Right to Amend. This Plan may be amended or modified by the Plan Sponsor at any time, in whole or part, provided that no amendment may reduce the Vested Accrued Benefit of any Participant.

6.2     Amendment to Insure Proper Characterization of the Plan. Notwithstanding the provisions of Section 6.1, the Plan may be amended by the Plan Sponsor at any time, retroactively if required, if found necessary, in the opinion of the Plan Sponsor, in order to ensure that the Plan is characterized as "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(l), to confonn the Plan to the provisions of Section 409A and to confonn the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of the Participant or a Beneficiary hereunder.

ARTICLE VII

PLAN TERMINATION

7.I  In General. The Plan Sponsor may suspend or partially or completely tenninate the Plan at any time in the future.

7.2 Effect of Complete Termination. Subject to the requirements of Section 409A and Treasury regulation §J.409A-3U)(4)(ix), in the event of complete tennination of the Plan, the Plan shall cease to operate and the Plan Sponsor shall pay out to the Participant his Vested Accrued Benefit as if the Participant had tenninated employment as of the effective date of the complete tennination. Such complete tennination of the Plan shall occur only under the following circumstances and conditions:

(a)     Corporate Dissolution or Bankruptcy. This Plan may be tenninated and liquidated within twelve (12) months of a corporate dissolution taxed under Code § 33I, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(l)(A), provided that the such benefits under the Plan are included in the Participant's gross income in the latest of:

(i)	The calendar year in which the Plan tennination occurs;

(ii)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture;

or

(iii)	The first calendar year in which the payment is administratively practicable.

(b)     Discretionary Tennination. The Plan Sponsor may also tenninate and liquidate this Plan and make distributions provided that:

(i)     All arrangements sponsored by the Plan Sponsor and related Affiliates that would be aggregated with any tenninated arrangements under Treasury regulation § l.409A-1(c) are tenninated;

(ii)     No payments, other than payments that would be payable under the tenns of this Plan if the tennination had not occurred, are made within twelve (12) months of this Plan tennination;

(iii)	All payments are made within twenty-four (24) months of this Plan's tennination;

(iv)     Neither the Plan Sponsor nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury regulation §1.409A-l(c) if the Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement; and

(v)     The termination does not occur proximate to a downturn in the financial health of the Plan Sponsor.

(c)     Change in Control. This Plan may be terminated within the thirty (30) days preceding or the twelve (12) months following a change in control, as defined under Treasury regulation §1.409A-3(i)(5). This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor which are treated as deferred under a single plan under Treasury regulation §l.409A-l(c)(2) are terminated and liquidated with respect to the Participant who experienced the change in control event so that the Participant in all such similar arrangements is required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(d)     Other Circumstances. If the Plan Sponsor terminates the Plan under circumstances other than provided in the foregoing paragraphs, it shall not establish a similar plan for a period of at least three (3) years.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Claims Procedure. This Section is based on final regulations issued by the Department of Labor, published in the Federal Register on November 21, 2000, and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)     Claim. A Participant or Beneficiary (hereinafter referred to as a "Claimant") who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b)     Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed (forty-five (45) days for a Disability Claim), whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Administrator or appointee of the Plan Administrator prior to the end of the ninety (90) day period (forty-five (45) days for a Disability Claim) stating that special circumstances require an extension of the time for decision. For a claim other than for Disability, such extension is not to extend beyond the day which is one-hundred eighty (180) days after the day the claim is filed as long as the Plan Administrator notifies the claimant of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. For a Disability Claim, a thirty (30) day extension is permitted, with an additional thirty (30) days permitted, provided that the Plan Administrator notifies the claimant prior to expiration of the first thirty (30) day extension, of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. If the Plan Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for such denial;

(ii)	Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)     A description of any additional material or information necessary for the Claimant to perfect his or her claim, by providing such material to the Plan Administrator within forty-five (45) days, and an explanation why such material or such information is necessary; and

(iv)     A description of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERlSA following a denial of the appeal of the denial of the benefits claim.

(c)     Review Procedures. A request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days (forty-five (45) days for a Disability claim) after the Plan Administrator's receipt of a request for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant (which will include the expected date of rendering a decision) prior to the termination of the initial period, but in no event will the extension exceed sixty (60) days (forty-five (45) days for a Disability claim). The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Plan Administrator. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant notification of its decision electronically or in writing. In the case of an adverse determination, the notification shall set forth

(i)	the specific reasons for the decision;

(ii)	reference to the specific Plan provisions on which its decision is based;

(iii)     a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefit;

(iv)     a statement describing the Claimant's right to bring an action for judicial review under ERISA Section 502(a); and

(v)     If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(d)     Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan's procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e)     Failure of Claimant to Follow Procedures. A Claimant's compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE IX

THE TRUST

9.1     Establishment of Trust. The Plan Sponsor may establish a grantor trust (the "Trust"), of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, commonly known as a "rabbi trust," to pay benefits under this Plan. To the extent, such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor's creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall not be obligated to set aside, eannark, or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive payments from the Plan Sponsor, as provided in this Plan.

9.2     Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of the Participant to receive distribution pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. The Plan Sponsor and the Participant shall at all times remain Iiable to carry out its obligations under this Plan. The Plan Sponsor's obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

9.3     Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE X

MISCELLANEOUS

I0.1 No Effect on Employment Rights. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Plan Sponsor nor limit the right of the Plan Sponsor to discharge or otherwise deal with the Participant without regarp to the existence of the Plan.

10.2 State Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Louisiana, without regard to its conflicts of laws principles.

I 0.3 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

I 0.4 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage; or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from payments due under this Plan pursuant to applicable law}, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If the Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of the Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

10.5     Unclaimed Benefits. If the Plan Administrator is unable to locate the Participant or Beneficiary to whom a benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator's determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Beneficiary, without interest, from the date it would have otherwise been paid. If the Plan is terminated or a Change of Control occurs, any unclaimed benefits of Participants and Beneficiaries that the Plan Administrator is unable to locate before the effective date of such termination or Change of Control shall be permanently forfeited unless expressly provided otherwise by the Plan Sponsor.

10.6     Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee's last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent, or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

10.7     Gender. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would apply.

10.8     Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

10.9     Coordination with Other Benefits. The benefits provided for the Participant or the Participant's Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Plan Sponsor. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

10.10     lnurement. This Plan shall be binding upon and shall inure to his benefit of the Plan Sponsor, its successors and assigns, and Participant, his successors, heirs, executors, administrators, and Beneficiary.

I0.11 Income Tax Withholding. The Plan Sponsor may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Plan Sponsor is required by any law or regulation of any governmental authority, whether Federal, state, or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to the Participant (or Beneficiary). The Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

10.12 Aggregation of Employers. If the Plan Sponsor is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code sections 414(b) or (c)), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code sections), all members of the group shall be treated as a single employer for purposes of determining whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.

I0.13 Aggregation of Plan. If the Plan Sponsor offers other non-account balance deferred compensation plans in addition to this Plan, those plans together with this Plan shall be treated as a single plan to the extent required under Section 409A.

IN WITNESS WHEREOF, the Plan Sponsor has caused this Plan to be executed effective on this 1st day of August, 2009.

ATTEST	BUSINESS FIRST BANK

/s/ Steven Champney
Steven Champney
EVP - CFO
(Title)